EXHIBIT 23.2

Consent of Independent Auditors
We consent to the incorporation by reference in the registration statements (No. 333-236150 and No. 333-203756) on Form S-8 and registration statement (No. 333-232247) on Form S-3, of Enviva Partners, LP and subsidiaries of our report dated June 17, 2019, with respect to the consolidated balance sheets of Enviva Wilmington Holdings, LLC and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, members’ capital, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, incorporated by reference herein.
McLean, Virginia
February 26, 2020